Exhibit 99.1

Vicki L. Fuller, Former NYS Common CIO and AllianceBernstein Executive, Joins Blackstone / GSO Secured Lending Fund Board of Trustees

NEW YORK—August 27, 2020, Blackstone / GSO Secured Lending Fund (“BGSL” or the “Company”) today announced that Vicki L. Fuller, former New York State Common Retirement Fund (“NYS Common”) Chief Investment Officer (“CIO”) and AllianceBernstein Executive, has joined the Company’s board of trustees effective August 26, 2020.

Ms. Fuller retired in 2018 as CIO at NYS Common, the third largest public pension fund in the United States with more than $216 billion in assets. At NYS Common, Ms. Fuller was responsible for building and executing investment strategies to ensure the fund continued to deliver superior returns for more than one million employees and retirees.

Prior to NYS Common, Ms. Fuller had a 27-year career at AllianceBernstein in New York City, a leading, global investment manager with more than $500 billion in assets under management. At AllianceBernstein, Ms. Fuller’s final position was Managing Director, a senior member of the institutional team responsible for business development, sales and client service to the large public pension plan market.

Commenting on the appointment, Brad Marshall, Chief Executive Officer of the Company and a Senior Managing Director at Blackstone, said: “We’re thrilled to welcome a world-class leader like Vicki to our board. Her nearly 30-year career at AllianceBernstein and success as CIO of NYS Common have provided her with a wealth of experience and a diversity of perspectives which will inform our strategies and mission.”

Vicki Fuller added: “I’m excited to join the Blackstone team and help guide BGSL’s direct lending efforts.”

Ms. Fuller currently serves on the Board of Directors for The Williams Companies and Fidelity Investments’ $2 trillion Equity & High Income Funds. She also serves on Roosevelt University’s Board of Trustees and previously served on KeySpan’s Board. She earned an MBA from the University of Chicago, BSBA from Roosevelt University, and is a Certified Public Accountant.

Ms. Fuller’s leadership and accomplishments have been recognized throughout her career. She was previously inducted into the National Association of Securities Professionals Wall Street Hall of Fame, named to Chief Investment Officer Magazine’s “Power 100” and received the Financial Women’s Association’s Woman of the Year Award. Additionally, Black Enterprise named her one of the most powerful African Americans on Wall Street.

About BGSL

BGSL is a business development company that focuses primarily on making originated senior secured, floating rate loans to private U.S. companies, specifically small and middle market companies. BGSL is externally managed by GSO Asset Management LLC, a subsidiary of GSO Capital Partners LP.

About GSO Capital Partners

GSO Capital Partners LP is the global credit investment platform of Blackstone. Our credit segment, which consists principally of GSO, has approximately $138 billion of assets under management. GSO is one of the largest alternative managers in the world focused on the leveraged-finance, or non-investment grade related, marketplace. GSO seeks to generate attractive risk-adjusted returns in its business by investing in a broad array of strategies including mezzanine debt, distressed investing, leveraged loans and other special-situation strategies. Its funds are major providers of credit for small and middle-market companies and they also advance rescue financing to help distressed companies.

Contact

Kate Holderness

+1 917 318 6818

kate.holderness@blackstone.com